2021

Earnings Release & Supplemental Financial Data Report

Q4

PA|C
PREFERRED APARTMENT COMMUNITIES

Preferred Apartment Communities, Inc. Reports Results
for Fourth Quarter 2021

Total Revenues
$105.7 million for Q4 2021; $451.1 million for the year ended December 31, 2021
————————
Net Loss Per Share
$(0.31) per share for Q4 2021; $(2.59) per share for the year ended December 31, 2021
————————
Core FFO per Share*
$0.24 per share for Q4 2021; $1.10 per share for the year ended December 31, 2021
————————
AFFO Per Share*
$0.18 per share for Q4 2021; $0.93 per share for the year ended December 31, 2021
————————
Multifamily Same Store Results*
Same-store rental and other property revenues increased 9.6% and same-store net operating income increased 14.8% for Q4 year over year;
Same-store rental and other property revenues increased 5.9% and same-store net operating income increased 7.2% for the full year 2021 over 2020
————————
PAC Enters Into a Definitive Agreement with Blackstone Real Estate Income Trust, Inc.
Cash transaction of $25 per share of Common Stock
Closing expected during second quarter 2022
————————
Two Real Estate Loans and One Land Loan Closed
During Fourth Quarter 2021
Aggregate commitment amount of $32.0 million
934 multifamily units added to PAC's acquisition pipeline
————————
Brookwood Center Office Sale Closed During Fourth Quarter 2021
Total consideration of $55.0 million, net proceeds of $25.1 million
Realized gain on sale of $12.4 million

*Core FFO and AFFO results are per weighted-average share and Class A OP Unit outstanding. Core FFO, AFFO and same-store net operating income are non-GAAP measures that are defined beginning on page S-19.
FOURTH QUARTER 2021 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | 1

Atlanta, GA, February 28, 2022
    Preferred Apartment Communities, Inc. (NYSE: APTS) ("we," "our," the "Company," "Preferred Apartment Communities" or "PAC") today reported results for the quarter and year ended December 31, 2021. Unless otherwise indicated, all per share results are reported based on the basic weighted average shares of Common Stock and Class A Units ("Class A Units") of the Preferred Apartment Communities Operating Partnership (our "Operating Partnership") outstanding. See Definitions of Non-GAAP Measures on page S-19.

"The fourth quarter marked a continuation of our solid operating performance throughout the entirety of 2021 and capped off an exciting and transformational year. For 2021 as a whole, we continued to grow our high quality apartment portfolio and real estate investment loan book while population, job, and income growth across our Sunbelt markets provided an excellent fundamental backdrop for our business. These fundamentals and the quality and vintage of our multifamily portfolio produced strong fourth quarter results, with top line year over year same store revenue growth of 9.6% and year over year same store NOI growth of 14.8%. Also for the fourth quarter, our same store properties had 22.0% rent growth for new leases and 12.5% for renewals for a blended 17.0% increase. These solid results caused us to end the year at 7.2% same store NOI growth for the full year, above the high end of our full year guidance. This rent growth has continued into January as our new leases are up 17.4% and renewals have increased 12.1% for a blended 14.3% increase," stated Joel Murphy, Preferred Apartment Communities Chairman and Chief Executive Officer.

Mr. Murphy added, "Importantly, we achieved key milestones in our corporate simplification efforts that began two years ago, ending 2021 as a focused owner and operator of high quality multifamily and grocery anchored retail properties in suburban Sunbelt markets, operated by our best in class team. Additionally, I’m proud to say we furthered our commitment to the principles of ESG, ensuring that we are responsible partners for our community, the environment and all stakeholders. Finally, I want to thank our entire team for their hard work and dedication this past year, their collective contributions produced our excellent results."

Conference Call

    As announced in a press release on February 22, 2022, as a result of our entering into a definitive agreement with Blackstone Real Estate Income Trust, Inc. ("BREIT"), we have canceled our conference call to discuss our fourth quarter and year ended 2021 earnings.

For Further Information

Paul Cullen
Executive Vice President-Investor Relations
Chief Marketing Officer
investorrelations@pacapts.com
770-818-4144

FOURTH QUARTER 2021 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | 2

Operating Results

    Our operating results are presented below.

	Three months ended December 31,		% change	Year ended December 31,		% change
	2021	2020		2021	2020

Revenues (in thousands)	$105,724	$120,871	(12.5)%	$451,142	$501,185	(10.0)%

Per share data:
Net income (loss) (1)	$(0.31)	$(0.77)	—	$(2.59)	$(6.95)	—
FFO (2)	$0.19	$(0.20)	—	$0.27	$(3.36)	—
Core FFO (2)	$0.24	$0.31	(22.6)%	$1.10	$1.07	2.8%
AFFO (2)	$0.18	$0.25	(28.0)%	$0.93	$0.83	12.0%
Dividends (3)	$0.175	$0.175	—%	$0.70	$0.7875	(11.1)%

(1) Per weighted average share of Common Stock outstanding for the periods indicated.
(2) FFO, Core FFO and AFFO results are presented per basic weighted average share of Common Stock and Class A Unit in our Operating Partnership outstanding for the periods indicated. See Reconciliations of FFO Attributable to Common Stockholders and Unitholders, Core FFO and AFFO to Net Income (Loss) Attributable to Common Stockholders beginning on page S-3 and Definitions of Non-GAAP Measures beginning on page S-19.
(3) Per share of Common Stock and Class A Unit outstanding.

Financial

•Our total revenues for the quarter ended December 31, 2021 decreased approximately $15.1 million, or 12.5%, to $105.7 million from the quarter ended December 31, 2020, due to the absence of revenues from the eight student housing properties that we sold on November 3, 2020 and the eight office properties and one real estate loan investment that we sold during the third and fourth quarters of 2021. The student housing properties contributed approximately $4.5 million, or 3.7% of our total revenues and the disposed office properties and real estate loan investment contributed approximately $18.8 million, or 15.6% of our total revenues for the quarter ended December 31, 2020.

•Our net loss per share was $(0.31) and $(0.77) for the three-month periods ended December 31, 2021 and 2020, respectively. Funds From Operations, or FFO, was $0.19 and $(0.20) per weighted average share of Common Stock and Class A Unit outstanding for the three months ended December 31, 2021 and 2020, respectively. The improvement in FFO per share was driven by:

*Lower deemed dividends due to a lower volume of calls and cash redemptions of our preferred stock during the fourth quarter 2021 versus the fourth quarter 2020 of $0.45 per share;
*Lower operating results as a result of the sale of our student housing and office properties of $(0.21) per share;
*Lower cash dividend requirements on our preferred stock of $0.15 per share;
*Lower revenues from the real estate loan portfolio of $(0.07) per share; and
*Improved multifamily same-store results of $0.04 per share.

•Our Core FFO per share decreased to $0.24 for the fourth quarter 2021 from $0.31 for the fourth quarter 2020, due to:

*Lower operating results as a result of the sale of our student housing and office properties of $(0.21) per share;
*Reduced cash dividend requirements on our preferred stock of $0.15 per share;
*Lower revenues from the real estate loan portfolio of $(0.07) per share; and
*Improved multifamily same-store results of $0.04 per share.

•Our AFFO per share decreased to $0.18 for the fourth quarter 2021 from $0.25 for the fourth quarter 2020 due to the four factors above driving the Core FFO decrease, and also:

*Lower accrued interest income received on real estate loans of $(0.07);
*Lower noncash loan interest income of $0.02; and
*Decreased noncash amortization of deferred revenues, straight-line rent adjustments, above and below market leases and tenant lease inducements of $0.05.

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•Our Core FFO payout ratio to Common Stockholders and Unitholders was approximately 65.3% and our Core FFO payout ratio to our preferred stockholders was approximately 72.8% for the full year 2021. Our Core FFO payout ratio to Common Stockholders and Unitholders was approximately 74.0% and our Core FFO payout ratio to our preferred stockholders was approximately 68.3% for the fourth quarter 2021. (A)

•Our AFFO payout ratio to Common Stockholders and Unitholders was approximately 77.6% and our AFFO payout ratio to our preferred stockholders was approximately 76.0% for the full year 2021. Our AFFO payout ratio to Common Stockholders and Unitholders was approximately 99.6% and our AFFO payout ratio to our preferred stockholders was approximately 74.3% for the fourth quarter 2021.

•As of December 31, 2021, our total assets were approximately $3.6 billion, a decrease from our total assets of approximately $4.3 billion at December 31, 2020, that resulted primarily from the sale of eight office properties and one real estate loan investment that sold for approximately $780 million during the third and fourth quarter 2021.

(A) We calculate the Core FFO and AFFO payout ratios to Common Stockholders as the ratio of Common Stock dividends and distributions to Core FFO and AFFO. We calculate the Core FFO and AFFO payout ratios to preferred stockholders as the ratio of Preferred Stock dividends to the sum of Preferred Stock dividends and Core FFO and AFFO. Since our operations resulted in a net loss from continuing operations for the periods presented, a payout ratio based on net loss is not calculable. See Definitions of Non-GAAP Measures on page S-19.

Operational

•Our multifamily communities' same-store rental and other property revenues increased 9.6%, same-store property operating expenses increased 2.7% and same-store net operating income increased 14.8% for the quarter ended December 31, 2021 versus 2020. Our same-store multifamily communities include all our multifamily communities except Artisan at Viera, The Menlo, The Blake, Parkside at the Beach, Horizon at Wiregrass, The Ellison, Alleia at Presidio, The Anson, The Kingson, and Chestnut Farm, all of which were acquired in the last 29 months. For the year ended December 31, 2021, same-store rental and other property revenues increased 5.9%, same-store property operating expenses increased 4.2% and same-store net operating income increased 7.2% versus 2020.

•Our rental rates for our multifamily same-store properties for new and renewal leases increased 22.0% and 12.5% respectively and 17.0% blended for fourth quarter 2021 as compared to the expiring leases, excluding shorter-term leases of six months or less.

•Our rental rates for our multifamily same-store properties for new and renewal leases increased 17.4% and 12.1% respectively and 14.3% blended for January 2022 as compared to the expiring leases, excluding shorter-term leases of two months or less.
•As of December 31, 2021, the average age of our multifamily communities was approximately 6.3 years, which we believe is the youngest in the public multifamily REIT industry.

•As of December 31, 2021, all of our owned multifamily communities had achieved stabilization except for The Kingson and Chestnut Farm, which were acquired during the third quarter 2021. We define stabilization as reaching 93% occupancy for all three months within a single quarter.

•The average physical occupancy of our same-store multifamily communities increased to 96.2% for the three-month period ended December 31, 2021 from 95.7% for the three-month period ended December 31, 2020 but decreased from 97.1% for the three-month period ended September 30, 2021.

•Our average recurring rental revenue collections were approximately 99.0% for multifamily communities and 99.0% for grocery-anchored retail properties for the fourth quarter 2021.

•Effective December 10, 2021, we elected Daphne Bryson Jackson as an additional independent member of our board of directors.

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Financing and Capital Markets

•As of December 31, 2021, approximately 96.1% of our permanent property-level mortgage debt has fixed interest rates and approximately 0.9% has variable interest rates which are capped. We believe we are well protected against potential increases in market interest rates. Our overall weighted average interest rate for our mortgage debt portfolio was 3.32% for multifamily communities, 4.35% for office properties, 3.90% for grocery-anchored retail properties and 3.54% in the aggregate.

•During the fourth quarter 2021, we issued and sold an aggregate of 9,518 shares of preferred stock and redeemed or called an aggregate of 23,684 shares of preferred stock, resulting in a net reduction of 14,166 outstanding shares of preferred stock, for a net redemption of approximately $14.2 million.

•During the fourth quarter 2021, we issued and sold an aggregate of 49,049 shares of common stock at an average price of $12.43 under the 2019 ATM Offering.

•At December 31, 2021, our leverage, as measured by the ratio of our debt to the undepreciated book value of our total assets, was approximately 57.5%.

•At December 31, 2021, we had $200.0 million available to be drawn on our revolving line of credit.

•Our outstanding shares of Preferred Stock have decreased over the last three years, as summarized in the following chart:

Shares of Preferred Stock

	2019	2020	2021
Issued	552,938	228,788	122,297
Redeemed by holder	(68,512)	(164,286)	(100,946)
Called by PAC	—	(208,786)	(320,746)

Net increase (decrease)	484,426	(144,284)	(299,395)

Total outstanding at year end	2,136,257	1,991,973	1,692,578

Significant Transactions
•On October 14, 2021, we closed on a real estate loan investment of up to approximately $16.6 million supporting a 337-unit second phase of The Menlo multifamily community in Jacksonville, Florida.

•On October 21, 2021, we completed a supplemental financing on (i) our Retreat at Greystone multifamily community in the amount of approximately $7.3 million, that bears interest of 3.47% per annum and matures on December 1, 2024, and (ii) our Aldridge at Town Village multifamily community in the amount of approximately $3.7 million, that bears interest of 3.46% per annum and matures on November 1, 2024.

•On November 1, 2021, we repaid the mortgage debt in the amount of $27.4 million supporting our Champions Village grocery-anchored shopping center, and on November 2, 2021, we financed our Woodstock Crossing grocery-anchored shopping center with a $5.3 million mortgage bearing interest at a fixed rate of 2.89% per annum that matures on December 1, 2026.

•On November 3, 2021, we closed on a real estate loan investment of up to $9.1 million, in support of a 246-unit multifamily community located in the Atlanta, Georgia MSA.

•On November 12, 2021, we closed on the sale of our Brookwood Center office building located in Birmingham, Alabama and in doing so, recognized a gain of $12.4 million and collected net proceeds of approximately $25.1 million.

•On December 8, 2021, we financed our Fairview Market grocery-anchored shopping center with a $7.1 million mortgage bearing interest at a fixed rate of 2.87% per annum that matures on December 15, 2028.

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•On December 17, 2021, we closed on a land acquisition bridge loan of up to $6.3 million, in support of a 351-unit multifamily community located in the Charleston, South Carolina MSA.

•Effective December 21, 2021, we entered into a $2.0 million equity commitment to partially finance the development and construction of a grocery-anchored shopping center to be located in the Charleston, South Carolina MSA. We will earn a fixed return of 12% per annum over an anticipated investment life of between 24 and 36 months from the development project and we will have a five year right of first offer to purchase the interests of the other investors in the project.

Subsequent to Quarter End

•On February 11, 2022, we closed on a real estate loan investment of up to $16.7 million, in support of a 286-unit multifamily community located in the Orlando, Florida MSA.

•On February 24, 2022, our board of directors declared a quarterly dividend on our Common Stock of $0.175 per share, payable on April 14, 2022 to stockholders of record on March 15, 2022.

•Between January 1, 2022 and February 25, 2022, we issued no shares of Common Stock under the 2019 ATM Offering.

•Between January 1, 2022 and February 10, 2022, we issued 3,167 shares of Series M1 Preferred Stock and collected net proceeds of approximately $3.1 million after commissions and fees. During the same period, we redeemed 9,453 shares of Series A Preferred Stock, 204 mShares, 212 shares of Series A1 Preferred Stock, and 267 shares of Series M1 Preferred Stock.

•On February 10, 2022, we amended our real estate loan investment supporting The Platform, a 551-unit multifamily community located in San Jose, California. The maturity date of the instrument was extended to August 13, 2022 and a second extension option of December 31, 2022 was added. The all-in interest rate was reduced to 9.5% per annum beginning on the original maturity date of February 13, 2022 and it increases in steps each three-month period up to 11.0% per annum. As of January 31, 2022, the property's physical occupancy was 91.1%.

•On February 15, 2022, we refinanced our Chestnut Farm multifamily community with permanent mortgage financing in the amount of approximately $52.3 million, that bears interest at a rate of 3.25% and matures on March 1, 2032.

•On February 16, 2022, we entered into a definitive agreement by which Blackstone Real Estate Income Trust, Inc. ("BREIT") will acquire all our outstanding shares of our common stock for $25.00 in cash. Once and if the acquisition is completed, the Company will cease to be a publicly-traded company on the New York Stock Exchange. The holders of each series of our shares of preferred stock will receive the $1,000 per share liquidation preference for each share plus accrued but unpaid dividends. The transaction has been unanimously approved by our Board of Directors and is expected to close in the second quarter of 2022, although there is no guarantee that it will occur by that date, or at all, and the transaction is subject to approval by our stockholders and other customary closing conditions.

•On February 25, 2022, the Company closed on the acquisition of Lirio at Rafina, a 280-unit multifamily community located in the Orlando, Florida MSA.

•On February 28, 2022, we closed on a real estate loan investment of up to $17.2 million, in support of a 242-unit multifamily community located in the Naples, Florida MSA.

•Between January 1, 2022 and February 25, 2022, we issued 3,358,780 shares of Common Stock from exercises of our outstanding Warrants.

2022 Guidance

    Due to the pending agreement with BREIT, we are not issuing guidance at this time with respect to our 2022 financial outlook.

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Real Estate Assets

    At December 31, 2021, our portfolio of owned real estate assets and potential additions from purchase options we held from our real estate loan investments consisted of:

	Owned as of December 31, 2021 (1)	Potential additions (2)		Potential total
Residential properties:
Properties	41	9		50
Units	12,052	2,859		14,911
Grocery-anchored shopping centers:
Properties	54	1		55
Gross leasable area (square feet)	6,210,778	85,500	(4)	6,296,278
Office buildings: (3)
Properties	2	—		2
Rentable square feet	1,072,000	—		1,072,000
Land	1	—		1

(1) One multifamily community and two grocery-anchored shopping centers are owned through consolidated joint ventures. One grocery-anchored shopping center is an investment in an unconsolidated joint venture.

(2) We evaluate each project individually and we make no assurance that we will acquire any of the underlying properties from our real estate loan investment portfolio.
(3) Eight of our office properties and a real estate loan investment supporting the 8West office building were sold during the third and fourth quarters of 2021.
(4) Estimated square footage of Nexton Shopping Center development.

Same-Store Financial Data

    The following charts present same-store operating results for the Company’s multifamily communities. We define our population of same-store multifamily communities as those that have achieved occupancy at or above 93% for all three months within a single quarter ("stabilized") before the beginning of the prior year and that have been owned for at least 15 full months as of the end of the first quarter of the current year, enabling comparisons of the current year quarterly and annual reporting periods to the prior year comparative periods. The Company excludes the operating results of properties for which construction of adjacent phases has commenced and properties which are undergoing significant capital projects, have sustained significant casualty losses, or are being held for sale as of the end of the reporting period.

For the periods presented, same-store operating results consist of the operating results of the multifamily communities listed on page S-13, comprising an aggregate 9,222 units, or 76.5% of our multifamily units.

Same-store net operating income is a non-GAAP measure that is most directly comparable to net income (loss), as shown in the reconciliation below. See Definitions of Non-GAAP Measures on page S-19.
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Reconciliation of Net Income (Loss) to Multifamily Communities' Same-Store Net Operating Income ("NOI")

	Three months ended:
(in thousands)	12/31/2021	12/31/2020

Net income	$11,659	$17,472
Add:
Equity stock compensation	973	586
Depreciation and amortization	38,995	48,581
Interest expense	23,280	27,950
General and administrative	6,137	7,556
Loss from unconsolidated joint venture	109	194
Management Internalization	243	288
Allowance for expected credit losses	932	640
Less:
Interest revenue on notes receivable	9,252	12,115
Interest revenue on related party notes receivable	414	485
Miscellaneous revenues	147	727
Gain on sale of real estate	12,369	20,195
Loss on sale of real estate loan investment	—	(11)

Property net operating income	60,146	69,756
Less:
Non same-store property revenues	(51,185)	(66,745)
Add:
Non same-store property operating expenses	17,748	20,247

Same-store net operating income	$26,709	$23,258

Multifamily Communities' Same-Store NOI

	Three months ended:
(in thousands)	12/31/2021	12/31/2020	$ change	% change
Revenues:
Rental and other property revenues	$44,727	$40,800	$3,927	9.6%
Operating expenses:
Property operating and maintenance	7,197	6,782	415	6.1%
Payroll	3,335	3,232	103	3.2%
Real estate taxes and insurance	7,486	7,528	(42)	(0.6)%
Total operating expenses	18,018	17,542	476	2.7%

Same-store net operating income	$26,709	$23,258	$3,451	14.8%

Same-store average physical occupancy	96.2%	95.7%		0.5%

Corporate level expenses related to the management and operations of the multifamily portfolio are allocated on a per unit basis to property NOI and are included in Multifamily Same-Store NOI.

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Reconciliation of Net Income (Loss) to Multifamily Communities' Same-Store Net Operating Income ("NOI")

	Years ended:
(in thousands)	12/31/2021	12/31/2020

Net income (loss)	$20,532	$(181,603)
Add:
Equity stock compensation	3,289	1,644
Depreciation and amortization	169,193	201,677
Interest expense	102,414	118,558
Management fees	—	3,099
General and administrative	29,144	28,534
Loss from unconsolidated joint venture	665	314
Management Internalization	970	180,116
Allowance for expected credit losses	874	6,103
Waived asset management and general and administrative expense fees	—	(1,136)
Less:
Interest revenue on notes receivable	43,819	46,610
Interest revenue on related party notes receivable	1,644	4,235
Miscellaneous revenues	1,098	4,525
Gain on sale of real estate	21,109	23,456
Gain on sale of land	—	528
Loss on sale of real estate loan investment	(12)	(11)
Loss on extinguishment of debt	—	(6,674)

Property net operating income	259,423	284,637
Less:
Non same-store property revenues	(232,767)	(283,616)
Add:
Non same-store property operating expenses	73,914	92,837

Same-store net operating income	$100,570	$93,858

Multifamily Communities' Same-Store NOI

	Years ended:
(in thousands)	12/31/2021	12/31/2020	$ change	% change
Revenues:
Rental and other property revenues	$171,812	$162,200	$9,612	5.9%

Operating expenses:
Property operating and maintenance	28,881	27,439	1,442	5.3%
Payroll	13,163	12,690	473	3.7%
Real estate taxes and insurance	29,198	28,213	985	3.5%
Total operating expenses	71,242	68,342	2,900	4.2%

Same-store net operating income	$100,570	$93,858	$6,712	7.2%

Corporate level expenses related to the management and operations of the multifamily portfolio are allocated on a per unit basis to property NOI and are included in Multifamily Same-Store NOI.

Dividends

Quarterly Dividends on Common Stock and Class A OP Units

    On October 28, 2021, our board of directors declared a quarterly dividend on our Common Stock of $0.175 per share, which was paid on January 14, 2022 to stockholders of record as of December 15, 2021. In conjunction with the Common Stock dividend, our operating partnership declared a distribution on its Class A Units of $0.175 per unit for the fourth quarter 2021, which was paid on January 14, 2022 to all Class A Unit holders of record as of December 15, 2021.

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Monthly Dividends on Preferred Stock

    We declared monthly dividends of $5.00 per share on our Series A Preferred Stock, which totaled approximately $22.1 million for the fourth quarter 2021 and represents a 6% annual yield. We declared monthly dividends of $5.00 per share on our Series A1 Preferred Stock, which totaled approximately $3.7 million for the fourth quarter 2021 and also represents a 6% annual yield. We declared dividends totaling approximately $1.4 million on our Series M Preferred Stock, or mShares, for the fourth quarter 2021. The mShares have a dividend rate that escalates from 5.75% in year one of issuance to 7.50% in year eight and thereafter. We declared dividends totaling approximately $605,000 on our Series M1 Preferred Stock for the fourth quarter 2021. The Series M1 Preferred Stock has a dividend rate that escalates from 6.1% in year one of issuance to 7.1% in year ten and thereafter.

Forward-Looking Statements

    “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: redemptions of Series A Preferred Stock, potential additions of properties from purchase options and rights of first offer from our real estate loan investments, goals and performance are, by definition, and certain other statements in this Earnings Release and Supplemental Financial Data Report may constitute, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance, achievements or transactions to be materially different from the results, guidance, goals, performance, achievements or transactions expressed or implied by the forward-looking statements. These statements may be identified by the use of forward-looking terminology such as "may," "trend," "will," "expects," "plans," "estimates," "anticipates," "projects," "intends," "believes," "strategy," "goals," "objectives," "outlook" and similar expressions. These risks, uncertainties and contingencies include, but are not limited to, (a) the impact of the COVID-19 pandemic, including any variants, and related federal, state and local government actions on PAC’s business operations and the economic conditions in the markets in which PAC operates; (b) PAC’s ability to mitigate the impacts arising from COVID-19 or any variants thereof; (c) risks related to the proposed acquisition by BREIT, including the possibility that the consummation of the transaction could be delayed or not completed, and the effect of the announcement or pendency of the transaction on our business; (d) PAC's ability to make distributions to its stockholders in the future and (e) those disclosed in PAC's filings with the SEC. Factors that impact such forward-looking statements include, among others, our business and investment strategy; legislative or regulatory actions; the state of the U.S. economy generally or in specific geographic areas; economic trends and economic recoveries; changes in operating costs, including real estate taxes, utilities and insurance costs; our ability to obtain and maintain debt or equity financing; financing and advance rates for our target assets; our leverage level; changes in the values of our assets; the occurrence of natural or man-made disasters; availability of attractive investment opportunities in our target markets; our ability to maintain our qualification as a real estate investment trust, or REIT, for U.S. federal income tax purposes; availability of quality personnel; our understanding of our competition and market trends in our industry; and interest rates, real estate values, the debt securities markets and the general economy.

    Except as otherwise required by the federal securities laws, we assume no liability to update the information in this Earnings Release and Supplemental Financial Data Report.

    We refer you to the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2021 that was filed with the SEC on February 28, 2022, which discuss various factors that could adversely affect our financial results. Such risk factors and information may be updated or supplemented by our Form 10-K, Form 10-Q and Form 8-K filings and other documents filed from time to time with the SEC.

COVID-19

Our percentages of rent collected remained stabilized at or near pre-pandemic levels during the fourth quarter 2021. While the impacts of COVID-19 and its variants are continuing, the effects on our operations have been manageable and we believe this condition will persist, barring a dramatic change in the trajectory of the pandemic. We are continuing to monitor the spread and impact of the variants of COVID-19 as well as vaccination rates in our markets.

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Table of Contents

Consolidated Statements of Operations	S-2
Reconciliations of FFO Attributable to Common Stockholders and Unitholders, Core FFO and AFFO to Net Income (Loss) Attributable to Common Stockholders	S-3
Notes to Reconciliation of FFO Attributable to Common Stockholders and Unitholders, Core FFO and AFFO to Net Income (Loss) Attributable to Common Stockholders	S-5
Consolidated Balance Sheets	S-7
Consolidated Statements of Cash Flows	S-8
Real Estate Loan Investment Portfolio	S-10
Mortgage Indebtedness	S-12
Multifamily Communities	S-13
Capital Expenditures	S-15
Grocery-Anchored Shopping Center Portfolio	S-16
Office Building Portfolio	S-18
Definitions of Non-GAAP Measures	S-19

FOURTH QUARTER 2021 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 1

Preferred Apartment Communities, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three months ended December 31,		Years ended December 31,
(In thousands, except per-share figures)	2021	2020	2021	2020
Revenues:
Rental and other property revenues	$95,911	$107,544	$404,581	$445,815
Interest income on loans and notes receivable	9,252	12,115	43,819	46,610
Interest income from related parties	414	485	1,644	4,235
Miscellaneous revenues	147	727	1,098	4,525

Total revenues	105,724	120,871	451,142	501,185

Operating expenses:
Property operating and maintenance	15,732	16,426	61,517	69,992
Property salary and benefits	4,787	5,412	19,451	22,377
Property management costs	674	961	3,463	4,989
Real estate taxes and insurance	14,572	14,989	60,727	63,820
General and administrative	6,137	7,556	29,144	28,534
Equity compensation to directors and executives	973	586	3,289	1,644
Depreciation and amortization	38,995	48,581	169,193	201,677
Management fees to related party	—	—	—	3,099
Allowance for expected credit losses	932	640	874	6,103
Management Internalization expense	243	288	970	180,116

Total operating expenses	83,045	95,439	348,628	582,351

Waived asset management and general and administrative expense fees	—	—	—	(1,136)
Net operating expenses	83,045	95,439	348,628	581,215
Operating income (loss) before loss from unconsolidated joint
venture and gains on sales of real estate	22,679	25,432	102,514	(80,030)
Loss from unconsolidated joint venture	(109)	(194)	(665)	(314)
Gain on sale of real estate, net	12,369	20,195	21,109	23,456
Operating income (loss)	34,939	45,433	122,958	(56,888)
Interest expense	23,280	27,950	102,414	118,558
Loss on extinguishment of debt	—	—	—	(6,674)
Gain on sale of land	—	—	—	528
Loss on sale of real estate loan investment	—	(11)	(12)	(11)

Net income (loss)	11,659	17,472	20,532	(181,603)
Net (income) loss attributable to non-controlling interests	(97)	300	(86)	3,815
Net income (loss) attributable to the Company	11,562	17,772	20,446	(177,788)

Dividends to preferred stockholders	(27,756)	(56,307)	(153,418)	(160,908)
Dividends to holders of unvested restricted stock	(117)	(96)	(514)	(205)

Net loss attributable to common stockholders	$(16,311)	$(38,631)	$(133,486)	$(338,901)

Net loss per share of Common Stock available to
common stockholders, basic and diluted	$(0.31)	$(0.77)	$(2.59)	$(6.95)

Weighted average number of shares of Common Stock outstanding,
basic and diluted	52,948	49,912	51,499	48,743

FOURTH QUARTER 2021 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 2

Reconciliation of FFO Attributable to Common Stockholders and Unitholders, Core FFO and AFFO
to Net (Loss) Income Attributable to Common Stockholders
		Three months ended December 31,
(In thousands, except per-share figures)		2021	2020

Net loss attributable to common stockholders (See note 1)		$(16,311)	$(38,631)

Add:	Depreciation of real estate assets	32,861	39,447
	Amortization of acquired intangible assets and deferred leasing costs	5,916	8,742
	Net loss attributable to Class A Unitholders (See note 2)	107	260
	Gain on sale of real estate	(12,369)	(20,195)
FFO attributable to common stockholders and Unitholders		10,204	(10,377)

	Acquisition and pursuit costs	16	2
	Loan cost amortization on acquisition line of credit and loan coordination fees (See note 3)	322	451
	Internalization costs (See note 4)	243	288
	Deemed dividends for redemptions of and non-cash dividends on preferred stock, plus
	expenses incurred on calls of preferred stock (See note 5)	2,106	25,113
	Expenses related to the COVID-19 global pandemic (See note 6)	6	77
Core FFO attributable to common stockholders and Unitholders		12,897	15,554

Add:	Non-cash equity compensation to directors and executives	973	586
	Non-cash income for current expected credit losses (See note 13)	518	155
	Amortization of loan closing costs (See note 7)	1,264	1,255
	Depreciation/amortization of non-real estate assets	456	541
	Net loan origination fees received (See note 8)	494	16
	Deferred interest income received (See note 9)	479	3,852
	Amortization of lease inducements (See note 10)	447	448
	Cash received in excess of (exceeded by) amortization of purchase option termination revenues (See note 11)	—	560
Less:	Non-cash loan interest income (See note 12)	(2,276)	(3,193)
	Cash paid for loan closing costs	—	(16)
	Amortization of acquired real estate intangible liabilities and straight-line rent adjustments (See note 14)	(1,695)	(4,333)
	Amortization of deferred revenues (See note 15)	(941)	(941)
	Normally recurring capital expenditures (See note 16)	(3,026)	(1,903)

AFFO attributable to common stockholders and Unitholders		$9,590	$12,581

Common Stock dividends and distributions to Unitholders declared:
	Common Stock dividends	$9,460	$8,973
	Distributions to Unitholders (See note 2)	87	34
	Total	$9,547	$9,007

Common Stock dividends and Unitholder distributions per share		$0.1750	$0.175

FFO per weighted average basic share of Common Stock and Unit outstanding		$0.19	$(0.20)
Core FFO per weighted average basic share of Common Stock and Unit outstanding		$0.24	$0.31
AFFO per weighted average basic share of Common Stock and Unit outstanding		$0.18	$0.25

Weighted average shares of Common Stock and Units outstanding:
	Basic:
	Common Stock	52,948	49,912
	Class A Units	493	731
	Common Stock and Class A Units	53,441	50,643

	Diluted Common Stock and Class A Units (See note 17)	54,205	50,708

Actual shares of Common Stock outstanding, including 664 and 548 unvested shares
of restricted Common Stock at December 31, 2021 and 2020, respectively.		53,639	50,542
Actual Class A Units outstanding at December 31, 2021 and 2020, respectively.		468	649
	Total	54,107	51,191

See Notes to Reconciliation of FFO, Core FFO and AFFO to Net Income (Loss) Attributable to Common Stockholders on page S-5.
FOURTH QUARTER 2021 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 3

Reconciliation of FFO Attributable to Common Stockholders and Unitholders, Core FFO and AFFO
to Net (Loss) Income Attributable to Common Stockholders
		Years ended December 31,
(In thousands, except per-share figures)		2021	2020

Net loss attributable to common stockholders (See note 1)		$(133,486)	$(338,901)

Add:	Depreciation of real estate assets	138,477	161,500
	Amortization of acquired intangible assets and deferred leasing costs	29,725	37,675
	Net (income) loss attributable to Class A Unitholders (See note 2)	184	(3,133)
	Gain on sale of real estate	(21,109)	(23,456)
FFO attributable to common stockholders and Unitholders		13,791	(166,315)
	Acquisition and pursuit costs	21	383
	Loan cost amortization on acquisition line of credit and loan coordination fees (See note 3)	1,608	2,162
	Payment of costs related to property refinancing	506	7,372
	Internalization costs (See note 4)	970	180,116
	Deemed dividends for redemptions of and non-cash dividends on preferred stock, plus
	expenses incurred on calls of preferred stock (See note 5)	40,375	31,536
	Expenses related to the COVID-19 global pandemic (See note 6)	121	663
	Earnest money forfeited by prospective asset purchaser	—	(2,750)
Core FFO attributable to common stockholders and Unitholders		57,392	53,167

Add:	Non-cash equity compensation to directors and executives	3,289	1,644
	Amortization of loan closing costs (See note 7)	4,965	4,886
	Depreciation/amortization of non-real estate assets	1,792	2,334
	Net loan origination fees received (See note 8)	2,381	898
	Deferred interest income received (See note 9)	14,059	12,504
	Amortization of lease inducements (See note 10)	1,796	1,782
	Earnest money forfeited by prospective asset purchaser	—	2,750
	Cash received in excess of (exceeded by) amortization of purchase option termination revenues (See note 11)	2,777	464
Less:	Non-cash loan interest income (See note 12)	(10,389)	(12,638)
	Non-cash (income) expense for current expected credit losses (See note 13)	(770)	3,802
	Cash paid for loan closing costs	(2,041)	(122)
	Amortization of acquired real estate intangible liabilities and straight-line rent adjustments (See note 14)	(10,659)	(18,017)
	Amortization of deferred revenues (See note 15)	(3,762)	(3,762)
	Normally recurring capital expenditures (See note 16)	(12,501)	(8,428)

AFFO attributable to common stockholders and Unitholders		$48,329	$41,264
Common Stock dividends and distributions to Unitholders declared:
	Common Stock dividends	37,143	38,868
	Distributions to Unitholders (See note 2)	357	593
	Total	37,500	39,461

Common Stock dividends and Unitholder distributions per share		$0.70	$0.7875

FFO per weighted average basic share of Common Stock and Unit outstanding		$0.27	$(3.36)
Core FFO per weighted average basic share of Common Stock and Unit outstanding		$1.10	$1.07
AFFO per weighted average basic share of Common Stock and Unit outstanding		$0.93	$0.83
Weighted average shares of Common Stock and Units outstanding:
	Basic:
	Common Stock	51,499	48,743
	Class A Units	533	765
	Common Stock and Class A Units	52,032	49,508

	Diluted Common Stock and Class A Units (See note 17)	52,532	49,549

Actual shares of Common Stock outstanding, including 664 and 548 unvested shares
of restricted Common Stock at December 31, 2021 and 2020, respectively.		53,639	50,542
Actual Class A Units outstanding at December 31, 2021 and 2020, respectively.		468	649
	Total	54,107	51,191

See Notes to Reconciliation of FFO, Core FFO and AFFO to Net Income (Loss) Attributable to Common Stockholders on page S-5.
FOURTH QUARTER 2021 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 4

Notes to Reconciliations of FFO Attributable to Common Stockholders and Unitholders, Core FFO and AFFO to
Net Loss Attributable to Common Stockholders

1)Rental and other property revenues and property operating expenses for the three months and year ended December 31, 2021 include activity for the properties acquired since December 31, 2020. Rental and other property revenues and expenses for the quarterly and annual periods ended December 31, 2020 include activity for the acquisitions made during those periods only from their respective dates of acquisition.

2)Non-controlling interests in our Operating Partnership, consisted of a total of 467,662 Class A Units as of December 31, 2021. Included in this total are 419,228 Class A Units which were granted as partial consideration to the seller in conjunction with the seller's contribution to us on February 29, 2016 of the Wade Green grocery-anchored shopping center. The remaining Class A Units were awarded primarily to our key executive officers. The Class A Units are apportioned a percentage of our financial results as non-controlling interests. The weighted average ownership percentage of these holders of Class A Units was calculated to be 0.92% and 1.44% for the three-month periods ended December 31, 2021 and 2020, respectively.

3)     We paid loan coordination fees to Preferred Apartment Advisors, LLC, (our "Former Manager") to reflect the administrative effort involved in arranging debt financing for acquired properties prior to the Internalization Transaction (defined in note 4 below). The fees were calculated as 0.6% of the amount of any mortgage indebtedness on newly-acquired properties or refinancing and are amortized over the lives of the respective mortgage loans. This non-cash amortization expense is an addition to FFO in the calculation of Core FFO and AFFO. At December 31, 2021, aggregate unamortized loan coordination fees were approximately $7.7 million, which will be amortized over a weighted average remaining loan life of approximately 10.2 years.

4)    This adjustment reflects the add-back of (i) consideration paid to the owners of the Former Manager and NMP Advisors, LLC (our "Former Sub-Manager"), (ii) accretion of the discount on the deferred liability payable to the owners of the Former Manager and (iii) due diligence and pursuit costs incurred by the Company related to the internalization of the functions performed by the Former Manager and Former Sub-Manager (the "Internalization Transaction").

5)    This additive adjustment removes the effect of deemed dividends that arise from cash calls and redemptions of preferred stock. For preferred stock shares that are called by the Company or redeemed by the holder, the Company records a deemed dividend for the difference between the redemption of the share at its face value, net of any redemption discount, as compared to the carrying value of the share on the Company’s consolidated balance sheets. Also included in this adjustment is the adding back of expenses incurred related to effecting calls of preferred stock.

6)    This additive adjustment to FFO consists of non-recurring costs for signage, cleaning and supplies necessary to create and maintain work environments necessary to adhere to CDC guidelines during the current COVID-19 pandemic. Since we do not expect to incur similar costs once the COVID-19 pandemic has subsided, we add these costs back to FFO in our calculation of Core FFO.

7)    We incur loan closing costs on our existing mortgage loans, which are secured on a property-by-property basis by each of our acquired real estate assets, and also for occasional amendments to our syndicated revolving line of credit with Key Bank National Association, or our Revolving Line of Credit. These loan closing costs are also amortized over the lives of the respective loans and the Revolving Line of Credit, and this non-cash amortization expense is an addition to FFO in the calculation of AFFO. Neither we nor the Operating Partnership have any recourse liability in connection with any of the mortgage loans, nor do we have any cross-collateralization arrangements with respect to the assets securing the mortgage loans, other than security interests in 49% of the equity interests of the subsidiaries owning such assets, granted in connection with our Revolving Line of Credit, which provides for full recourse liability. At December 31, 2021, unamortized loan costs on all the Company's indebtedness were approximately $29.5 million, which will be amortized over a weighted average remaining loan life of approximately 7.9 years.

8) We receive loan origination fees in conjunction with the origination of certain real estate loan investments. The total fees received are additive adjustments to Core FFO in our calculation of AFFO.

9) Over the lives of certain loans, we accrue additional interest amounts that become due to us at the time of repayment of the loan or refinancing of the property, or when the property is sold. Once received from the borrower, the amount of additional accrued interest becomes an additive adjustment to Core FFO in our calculation of AFFO.

10)    This adjustment removes the non-cash amortization of costs incurred to induce tenants to lease space in our office buildings and grocery-anchored shopping centers.

11)    Occasionally we receive fees in exchange for the termination of our purchase options related to certain multifamily communities. These fees are recorded as revenue over the period beginning on the date of termination until the earlier of (i) the maturity of the real estate loan investment and (ii) the sale of the property. The receipt of the cash termination fees are an additive adjustment in our calculation of AFFO and the removal of non-cash revenue from the recognition of the termination fees are a reduction to Core FFO in our calculation of AFFO; both of these adjustments are presented in a single net number within this line. For periods in which recognized termination fee revenues exceeded the amount of cash received, a negative adjustment is shown to Core FFO in our calculation of AFFO; for periods in which cash received exceeded the amount of recognized termination fee revenues, an additive adjustment is shown to Core FFO in our calculation of AFFO.

FOURTH QUARTER 2021 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 5

12) Loan origination fees (described in note 8 above) are recognized as revenue over the lives of the applicable loans as adjustments of yield using the effective interest method. Similarly, the accrual of additional interest amounts (described in note 9 above) are recognized beginning from loan inception through the repayment of the loan or the refinancing or sale of the underlying property. This adjustment removes the effect of both these types of non-cash loan interest income from Core FFO in our calculation of AFFO.

13)    Effective January 1, 2020, we adopted ASU 2016-03, which requires us to estimate the amount of future credit losses we expect to incur over the lives of our real estate loan investments at the inception of each loan. This loss reserve may be adjusted upward or downward over the lives of our loans and therefore the aggregate net adjustment for each period could be positive (removing the non-cash effect of a net increase in aggregate loss reserves) or negative (removing the non-cash effect of a net decrease in aggregate loss reserves) in these adjustments to Core FFO in calculating AFFO.

14)    This adjustment reflects straight-line rent adjustments and the reversal of the non-cash amortization of below-market and above-market lease intangibles, which were recognized in conjunction with our acquisitions and which are amortized over the estimated average remaining lease terms from the acquisition date for multifamily communities and over the remaining lease terms for grocery-anchored shopping center assets and office buildings. At December 31, 2021, the balance of unamortized below-market lease intangibles was approximately $34.6 million, which will be recognized over a weighted average remaining lease period of approximately 8.1 years.

15)    This adjustment removes the non-cash amortization of deferred revenue recorded by us in conjunction with Company-owned lessee-funded tenant improvements in our office buildings.

16)    We deduct from Core FFO normally recurring capital expenditures that are necessary to maintain our assets’ revenue streams in the calculation of AFFO. This adjustment also deducts from Core FFO capitalized amounts for third party costs during the period to originate or renew leases in our grocery-anchored shopping centers and office buildings. This adjustment includes approximately $58,000 and $117,000 of recurring capitalized expenditures incurred at our corporate offices during the quarterly and annual periods ended December 31, 2021, respectively. No adjustment is made in the calculation of AFFO for nonrecurring capital expenditures. See Capital Expenditures, Grocery-Anchored Shopping Center Portfolio, and Office Building Portfolio sections for definitions of these terms.

17)    Since our AFFO results are positive for the periods reflected, we are presenting recalculated diluted weighted average shares of Common Stock and Class A Units for these periods for purposes of this table, which includes the dilutive effect of common stock equivalents from grants of the Class B Units, warrants included in units of Series A Preferred Stock issued, as well as annual grants of restricted Common Stock and restricted stock units. The weighted average shares of Common Stock outstanding presented on the Consolidated Statements of Operations are the same for basic and diluted for any period for which we recorded a net loss available to common stockholders.

See Definitions of Non-GAAP Measures beginning on page S-19.

FOURTH QUARTER 2021 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 6

Preferred Apartment Communities, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands, except per-share par values)	December 31, 2021	December 31, 2020
Assets
Real estate
Land	$551,378	$605,282
Building and improvements	2,671,535	3,034,727
Tenant improvements	119,331	184,288
Furniture, fixtures, and equipment	359,743	306,725
Construction in progress	5,151	12,269
Gross real estate	3,707,138	4,143,291
Less: accumulated depreciation	(578,496)	(509,547)
Net real estate	3,128,642	3,633,744
Real estate loan investments, net	196,420	279,895
Total real estate and real estate loan investments, net	3,325,062	3,913,639

Cash and cash equivalents	30,205	28,657
Restricted cash	32,675	47,059
Note receivable and revolving line of credit (including $9,011 from related party at December 31, 2021 and 2020)	9,011	10,874
Accrued interest receivable on real estate loans	17,038	22,528
Acquired intangible assets, net of amortization	59,622	127,138
Tenant lease inducements, net	16,420	18,206
Investment in unconsolidated joint venture	5,992	6,657
Tenant receivables and other assets	67,343	106,321

Total assets	$3,563,368	$4,281,079

Liabilities and equity
Liabilities
Mortgage notes payable, net of deferred loan costs and mark-to-market adjustment	$2,343,364	$2,594,464
Revolving line of credit	—	22,000
Deferred revenues	35,523	36,733
Accounts payable and accrued expenses	36,517	41,912
Deferred liability to Former Manager	24,037	23,335
Contingent liability due to Former Manager	14,631	14,814
Accrued interest payable	7,086	7,877
Dividends and partnership distributions payable	19,912	20,137
Acquired below market lease intangibles, net of amortization	34,585	51,934
Prepaid rent, security deposits and other liabilities	25,679	29,425
Total liabilities	2,541,334	2,842,631

Commitments and contingencies
Equity
Stockholders' equity
Series A Redeemable Preferred Stock, $0.01 par value per share; 3,050 shares authorized; 2,226 shares
issued; 1,321 and 1,735 shares outstanding at December 31, 2021 and December 31, 2020, respectively	13	17
Series A1 Redeemable Preferred Stock, $0.01 par value per share; up to 1,000 shares authorized; 247 and 149
shares issued; 246 and 149 shares outstanding at December 31, 2021 and December 31, 2020, respectively	2	1
Series M Redeemable Preferred Stock, $0.01 par value per share; 500 shares authorized; 106 shares issued;
84 and 89 shares outstanding at December 31, 2021 and December 31, 2020, respectively	1	1
Series M1 Redeemable Preferred Stock, $0.01 par value per share; up to 1,000 shares authorized; 43 and 19 shares
issued; 41 and 19 shares outstanding at December 31, 2021 and December 31, 2020, respectively	—	—
Common Stock, $0.01 par value per share; 400,067 shares authorized; 52,975 and 49,994 shares issued and
outstanding at December 31, 2021 and December 31, 2020, respectively	530	500
Additional paid-in capital	1,195,775	1,631,646
Accumulated (deficit) earnings	(172,000)	(192,446)
Total stockholders' equity	1,024,321	1,439,719
Non-controlling interest	(2,287)	(1,271)
Total equity	1,022,034	1,438,448

Total liabilities and equity	$3,563,368	$4,281,079

FOURTH QUARTER 2021 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 7

Preferred Apartment Communities, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Years ended December 31,
(In thousands)	2021	2020
Operating activities:
Net income (loss)	$20,532	$(181,603)
Reconciliation of net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	169,193	201,677
Amortization of above and below market leases	(5,706)	(8,021)
Amortization of deferred and other non-cash revenues	(5,660)	(5,059)
Amortization of purchase option termination fees	(9,712)	(6,536)
Amortization of equity compensation, lease incentives and other non-cash expenses	5,914	4,267
Deferred loan cost amortization	6,461	6,855
Non-cash accrued interest income on real estate loan investments	(9,769)	(12,372)
Receipt of accrued interest income on real estate loan investments	15,258	14,391
Gains on sales of real estate, net	(21,109)	(23,456)
Gains on sales of land and other, net	12	(517)
Loss from unconsolidated joint venture	665	314
Cash received for purchase option terminations	12,489	7,000
Loss on extinguishment of debt	—	6,674
Noncash settlement of related party line of credit from Internalization	—	20,864
Increase in allowance for expected credit losses	672	6,103
Changes in operating assets and liabilities:
(Increase) in tenant receivables and other assets	(5,432)	(24,819)
Increase in accounts payable and accrued expenses	3,208	7,084
Increase in deferred liability to Former Manager	—	22,851
Increase in contingent liability	—	15,000
Increase (decrease) in accrued interest, prepaid rents and other liabilities	5,026	(2,805)

Net cash provided by operating activities	182,042	47,892

Investing activities:
Investments in real estate loans, net of origination fees	(66,562)	(58,519)
Repayments of real estate loans and receipt of origination fees	140,094	115,726
Notes receivable repaid, net	1,863	15,249
Related party notes receivable and lines of credit (issued) repaid, net	—	(5,078)
Proceeds from sale of real estate loan investment, net of transaction costs	12,706	3,898
Acquisition of properties	(335,252)	(322,027)
Disposition of properties, net	354,241	516,264
Investment in property development	(2,742)	(50)
Capital improvements to real estate assets	(30,313)	(52,809)
Proceeds from sale of interest in unconsolidated joint venture	—	19,221
Return of capital from investment in unconsolidated joint venture	—	12,250

Net cash provided by investing activities	74,035	244,125

(Continued on next page)

FOURTH QUARTER 2021 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 8

Preferred Apartment Communities, Inc.
Consolidated Statements of Cash Flows - continued
(Unaudited)

	Years ended December 31,
(In thousands)	2021	2020

Financing activities:
Proceeds from mortgage notes payable	309,839	469,184
Repayments of mortgage notes payable	(113,083)	(438,308)
Payments for deposits and other mortgage loan costs	(5,859)	(12,140)
Payments for mortgage prepayment costs	—	(5,733)
Proceeds from Revolving Line of Credit	293,000	442,000
Payments on Revolving Line of Credit	(315,000)	(420,000)
Repayment of Term Loan	—	(70,000)
Proceeds from sales of Preferred Stock, net of offering costs	110,991	206,381
Proceeds from sales of common stock	28,154	4,546
Payments for redemptions and calls of preferred stock	(379,997)	(314,154)
Common Stock dividends paid	(36,282)	(42,100)
Preferred stock dividends and Class A Unit distributions paid	(154,904)	(161,746)
Payments for deferred offering costs	(3,557)	(11,509)
Distributions to non-controlling interests	(2,215)	(161)
Contributions from non-controlling interests	—	186

Net cash (used in) financing activities	(268,913)	(353,554)

Net (decrease) in cash, cash equivalents and restricted cash	(12,836)	(61,537)
Cash, cash equivalents and restricted cash, beginning of year	75,716	137,253
Cash, cash equivalents and restricted cash, end of period	$62,880	$75,716

FOURTH QUARTER 2021 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 9

Real Estate Loan Investments

The following tables present details pertaining to our portfolio of fixed rate, interest-only real estate loan investments.

Project/Property	Location	Maturity date	Optional extension date	Total loan commitments	Carrying amount (1) as of		Current / deferred interest % per annum
					December 31, 2021	December 31, 2020

Multifamily communities:				(in thousands)
The Platform	San Jose, CA	8/13/2022	(2)	$137,616	$136,061	$126,237	(2)
Vintage Horizon West	Orlando, FL	10/11/2022	10/11/2024	10,900	9,828	9,019	8.5 / 5.5
Vintage Jones Franklin	Raleigh, NC	11/14/2023	5/14/2025	10,000	8,989	7,904	8.5 / 5.5
Solis Cumming Town
Center	Atlanta, GA	9/3/2024	9/3/2026	20,681	18,153	5,584	8.5 / 5.5
Hudson at Metro West	Orlando, FL	9/1/2024	3/1/2026	16,791	13,873	—	8.5 / 4.5
Oxford Club Drive	Atlanta, GA	2/11/2025	2/11/2027	23,150	5,551	—	8.5 / 4.5
Populus at Pooler	Savannah, GA	5/27/2025	5/27/2026	15,907	2,104	—	8.5 / 4.25
Populus at Pooler Capital	Savannah, GA	5/27/2025	5/27/2026	1,169	946	—	8.5 / 4.25
Menlo II	Jacksonville, FL	4/14/2025	4/14/2027	16,610	4,500	—	8.5 / 3.5
Beaver Ruin	Atlanta, GA	5/3/2025	11/3/2026	9,133	—	—	8.5 / 4.5
Nexton	Charleston, SC	12/16/2022	N/A	6,265	6,265	—	(3)

Repaid multifamily communities:
Newbergh	Atlanta, GA	N/A	N/A	N/A	—	11,749	(4)
Newbergh Capital	Atlanta, GA	N/A	N/A	N/A	—	6,176	(4)
Vintage Destin	Destin, FL	N/A	N/A	N/A	—	9,736	(4)
Kennesaw Crossing	Atlanta, GA	N/A	N/A	N/A	—	13,025	(4)
The Anson	Nashville, TN	N/A	N/A	N/A	—	6,240	(5)
The Anson Capital	Nashville, TN	N/A	N/A	N/A	—	4,839	(5)
Chestnut Farm	Charlotte, NC	N/A	N/A	N/A	—	11,671	(5)
Southpoint	Fredericksburg, VA	N/A	N/A	N/A	—	7,348	(5)
Southpoint Capital	Fredericksburg, VA	N/A	N/A	N/A	—	4,626	(5)
Cameron Square	Alexandria, VA	N/A	N/A	N/A	—	20,874	(4)
Cameron Square Capital	Alexandria, VA	N/A	N/A	N/A	—	8,850	(4)
V & Three	Charlotte, NC	N/A	N/A	N/A	—	10,335	(4)
V & Three Capital	Charlotte, NC	N/A	N/A	N/A	—	7,162	(4)
Hidden River II	Tampa, FL	N/A	N/A	N/A	—	4,462	(4)
Hidden River II Capital	Tampa, FL	N/A	N/A	N/A	—	2,461	(4)

Office property:
8West	Atlanta, GA	N/A	N/A	N/A	—	11,858	(6)

				$268,222	206,270	290,156
Unamortized loan origination fees					(1,755)	(1,194)
Allowances for expected credit losses and doubtful accounts					(8,095)	(9,067)
Carrying amount					$196,420	$279,895

(1) Carrying amounts presented per loan are amounts drawn.
(2) Effective February 10, 2022, the Third Amendment to the loan agreement provided for extension options until August 13, 2022 and December 31, 2022. The interest rate was amended to 8.5% current interest and 1.0% deferred interest per annum until May 13, 2022, then 8.5% current interest and 1.5% deferred interest per annum until August 13, 2022. If the second extension option is exercised, the rate increases to 8.5% current interest and 2.0% deferred interest per annum until November 13, 2022, then 8.5% current interest and 2.5% deferred interest per annum until December 31, 2022.

(3) Loan accrues interest at 11% per annum until June 16, 2022, then 13% per annum until December 16, 2022; all interest is paid monthly.
(4) The loan was repaid in full satisfaction of the principal amount and all interest due.
(5) All principal and interest due on the loan was received as a credit against the purchase price in conjunction with our acquisition of the underlying property.
(6) This loan was sold at par plus accrued interest to Highwoods Properties, an unrelated party, on July 29, 2021.

FOURTH QUARTER 2021 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 10

We hold options or rights of first offer, but not obligations, to purchase some of the properties which are partially financed by our real estate loan investments. Option purchase prices are generally the market value of the property, as negotiated and agreed upon by the purchasing and selling parties and are derived utilizing market cap rates. As of December 31, 2021, potential property acquisitions and units from projects in our real estate loan investment portfolio consisted of:

		Total units upon	Purchase option window
Project/Property	Location	completion (1)	Begin	End

Multifamily communities
Hudson at Metro West	Orlando, FL	320	S + 90 days (2)	S + 150 days (2)
Vintage Horizon West	Orlando, FL	340	(3)	(3)
Vintage Jones Franklin	Raleigh, NC	277	(3)	(3)
Solis Cumming Town Center	Atlanta, GA	320	(4)	(4)
Club Drive	Atlanta, GA	352	(5)	(5)
Populus at Pooler	Savannah, GA	316	(6)	(6)
Menlo II	Jacksonville, FL	337	(7)	(7)
Beaver Ruin	Atlanta, GA	246	S + 90 days (8)	S + 150 days (8)
One Nexton	Charleston, SC	351	(9)	(9)

		2,859

(1) We evaluate each project individually and we make no assurance that we will acquire any of the underlying properties from our real estate loan investment portfolio.
(2) The option period window begins and ends at the number of days indicated beyond the achievement of a 93% occupancy threshold by the underlying property.
(3) The option period window begins on the later of one year following receipt of final certificate of occupancy or 90 days beyond the achievement of a 93% occupancy threshold by the underlying property and ends 60 days beyond the option period beginning date.

(4) We hold a right of first offer on the property.
(5) The option period window begins upon the property's achievement of an 85% occupancy threshold. If we are unable to reach an agreement on the property's market value, we have a right of first offer.

(6) The option period window begins upon the property's achievement of an 80% occupancy threshold. If we are unable to reach an agreement on the property's market value, we have a right of first offer.

(7) The option period window begins either by notice from the seller upon the property's achievement of an 70% occupancy threshold or by notice from the purchaser upon the property's achievement of an 93% occupancy threshold and expires 90 days beyond. If we are unable to reach an agreement on the property's market value, we have a right of first offer.

(8) The option period window begins and ends at the number of days indicated beyond the achievement of an 85% occupancy threshold by the underlying property. If we are unable to reach an agreement on the property's market value, we have a right of first offer.

(9) The underlying loan is a land acquisition bridge loan that is anticipated to be converted to a real estate loan investment in the future with a purchase option or right of first offer.

FOURTH QUARTER 2021 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 11

Mortgage Indebtedness

    As of December 31, 2021, our mortgage note principal repayment obligations were:

(in thousands)	Total

Maturity dates occurring in:

2022	$116,739
2023	81,850
2024	300,323
2025	56,875
2026	337,740
2027	318,035
2028	250,127
2029	243,970
2030	354,912
2031	94,460
Thereafter	227,621

Totals	$2,382,652

FOURTH QUARTER 2021 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 12

Multifamily Communities

As of December 31, 2021, our multifamily community portfolio consisted of the following properties:

				Three months ended December 31, 2021
Property	Location	Number of units	Average unit size (sq. ft.)	Average physical occupancy	Average rent per unit

Same-Store Communities:
Aldridge at Town Village	Atlanta, GA	300	969	96.7%	$1,582
Green Park	Atlanta, GA	310	985	97.7%	$1,621
Overton Rise	Atlanta, GA	294	1,018	96.9%	$1,681
Summit Crossing I	Atlanta, GA	345	1,034	97.5%	$1,393
Summit Crossing II	Atlanta, GA	140	1,100	95.7%	$1,523
The Reserve at Summit Crossing	Atlanta, GA	172	1,002	98.3%	$1,487
Avenues at Cypress	Houston, TX	240	1,170	96.9%	$1,559
Avenues at Northpointe	Houston, TX	280	1,167	95.1%	$1,503
Stone Creek	Houston, TX	246	852	94.7%	$1,220
Aster at Lely Resort	Naples, FL	308	1,071	97.8%	$1,626
Sorrel	Jacksonville, FL	290	1,048	95.6%	$1,468
Lux at Sorrel	Jacksonville, FL	265	1,025	96.5%	$1,496
525 Avalon Park	Orlando, FL	487	1,394	96.0%	$1,636
Citi Lakes	Orlando, FL	346	984	95.8%	$1,552
Village at Baldwin Park	Orlando, FL	528	1,069	95.9%	$1,824
Luxe at Lakewood Ranch	Sarasota, FL	280	1,105	96.3%	$1,706
Venue at Lakewood Ranch	Sarasota, FL	237	1,001	96.1%	$1,751
Crosstown Walk	Tampa, FL	342	1,070	94.8%	$1,525
Overlook at Crosstown Walk	Tampa, FL	180	986	94.6%	$1,600
Citrus Village	Tampa, FL	296	980	96.3%	$1,517
Five Oaks at Westchase	Tampa, FL	218	983	97.4%	$1,688
Lodge at Hidden River	Tampa, FL	300	980	95.8%	$1,575
Lenox Village	Nashville, TN	273	906	96.1%	$1,400
Regent at Lenox	Nashville, TN	18	1,072	98.1%	$1,452
Retreat at Lenox	Nashville, TN	183	773	97.3%	$1,333
CityPark View	Charlotte, NC	284	948	95.4%	$1,242
CityPark View South	Charlotte, NC	200	1,005	97.0%	$1,364
Colony at Centerpointe	Richmond, VA	255	1,149	96.9%	$1,546
Founders Village	Williamsburg, VA	247	1,070	94.3%	$1,600
Retreat at Greystone	Birmingham, AL	312	1,100	95.5%	$1,528
Vestavia Reserve	Birmingham, AL	272	1,113	97.7%	$1,665
Adara Overland Park	Kansas City, KS	260	1,116	94.9%	$1,413
Claiborne Crossing	Louisville, KY	242	1,204	97.1%	$1,416
City Vista	Pittsburgh, PA	272	1,023	95.7%	$1,535

Total/Average Same-Store Communities		9,222		96.2%

Stabilized Communities:
Artisan at Viera	Melbourne, FL	259	1,070	97.0%	$1,784
The Menlo	Jacksonville, FL	332	966	94.5%	$1,633
The Blake	Orlando, FL	281	908	96.0%	$1,556
Parkside at the Beach	Panama City Beach, FL	288	1,041	98.8%	$1,526
Horizon at Wiregrass	Tampa, FL	392	973	96.4%	$1,685
The Ellison	Atlanta, GA	250	1,064	99.3%	$1,637
Alleia at Presidio	Fort Worth, TX	231	1,022	95.4%	$1,628
The Anson	Nashville, TN	301	989	96.7%	$1,577

Total/Average Stabilized Communities		2,334		96.3%

The Kingson	Fredericksburg, VA	240	993	—	$1,702
Chestnut Farm	Charlotte, NC	256	995	—	$1,628
Total Multifamily Community Units		12,052
FOURTH QUARTER 2021 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 13

For the three-month period ended December 31, 2021, our average same-store multifamily communities' physical occupancy was 96.2%. We calculate average same-store physical occupancy for quarterly periods as the average of the number of occupied units on the 20th day of each of the trailing three months from the reporting period end date and that have been owned for at least 15 full months as of the end of the first quarter of each year. We exclude the operating results of properties for which construction of adjacent phases has commenced, properties which are undergoing significant capital projects, have sustained significant casualty losses, or are being marketed for sale as of the end of the reporting period. We believe "Same Property" information is useful as it allows both management and investors to gauge our management effectiveness via comparisons of financial and operational results between interim and annual periods for those subsets of multifamily communities owned for current and prior comparative periods.

    For the three-month period ended December 31, 2021, our average stabilized physical occupancy was 96.3%. We calculate average stabilized physical occupancy for quarterly periods as the average number of occupied units on the 20th day of each of the trailing three months from the reporting period end date. All of our multifamily communities were stabilized for the three-month period ended December 31, 2021 except The Kingson and Chestnut Farm.

    For the three-month period ended December 31, 2021, our average stabilized economic occupancy was 95.9%. We define average economic occupancy as market rent reduced by vacancy losses, expressed as a percentage. All of our multifamily properties are included in these calculations except for properties which are not yet stabilized (which we define as properties having first achieved 93% physical occupancy for three full months in a quarter), properties which are owned for less than the entire reporting period and properties which are undergoing significant capital projects, have sustained significant casualty losses or are adding additional phases. We also exclude properties which are currently being held for sale, of which we had none at December 31, 2021. Average economic occupancy is useful both to management and investors as a gauge of our effectiveness in realizing the full revenue generating potential of our multifamily communities given market rents and occupancy rates.

FOURTH QUARTER 2021 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 14

Capital Expenditures

    We regularly incur capital expenditures related to our owned multifamily communities. Capital expenditures may be nonrecurring and discretionary, as part of a strategic plan intended to increase a property’s value and corresponding revenue-generating ability, or may be normally recurring and necessary to maintain the income streams and present value of a property. Certain capital expenditures may be budgeted and reserved for upon acquiring a property as initial expenditures necessary to bring a property up to our standards or to add features or amenities that we believe make the property a compelling value to prospective residents in its individual market. These budgeted nonrecurring capital expenditures in connection with an acquisition are funded from the capital source(s) for the acquisition and are not dependent upon subsequent property operating cash flows for funding.

For the three-month period ended December 31, 2021, our capital expenditures for multifamily communities consisted of:

	Capital Expenditures - Multifamily Communities
	Recurring		Non-recurring		Total
(in thousands, except per-unit figures)	Amount	Per Unit	Amount	Per Unit	Amount	Per Unit
Appliances	$203	$16.72	$—	$—	$203	$16.72
Carpets	498	40.72	—	—	498	40.72
Wood / vinyl flooring	42	3.18	148	12.27	190	15.45
Mini blinds and ceiling fans	35	2.79	—	—	35	2.79
Fire safety	—	—	80	6.02	80	6.02
HVAC	153	12.23	—	—	153	12.23
Computers, equipment, misc.	4	0.32	37	2.97	41	3.29
Elevators	—	—	4	0.27	4	0.27
Exterior painting and lighting	—	—	444	35.11	444	35.11
Leasing office and other common amenities	40	3.32	303	25.23	343	28.55
Major structural projects	—	—	68	3.61	68	3.61
Cabinets, countertops and unit upgrades	—	—	320	25.30	320	25.30
Landscaping and fencing	—	—	267	22.26	267	22.26
Parking lots and sidewalks	2	—	17	1.22	19	1.22
Signage and sanitation	—	—	54	4.60	54	4.60
Totals	$977	$79.28	$1,742	$138.86	$2,719	$218.14

FOURTH QUARTER 2021 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 15

Grocery-Anchored Shopping Center Portfolio

As of December 31, 2021, our grocery-anchored shopping center portfolio consisted of the following properties:

Property name	Location	Year built	GLA (1)		Percent leased	Grocery anchor tenant

Castleberry-Southard	Atlanta, GA	2006	80,018		100.0%	Publix
Cherokee Plaza	Atlanta, GA	1958	102,864		100.0%	Kroger
Governors Towne Square	Atlanta, GA	2004	68,658		100.0%	Publix
Lakeland Plaza	Atlanta, GA	1990	301,711		95.9%	Sprouts
Powder Springs	Atlanta, GA	1999	77,853		98.2%	Publix
Rockbridge Village	Atlanta, GA	2005	102,432		91.4%	Kroger
Roswell Wieuca Shopping Center	Atlanta, GA	2007	74,370		97.8%	The Fresh Market
Royal Lakes Marketplace	Atlanta, GA	2008	119,493		97.7%	Kroger
Sandy Plains Exchange	Atlanta, GA	1997	72,784		100.0%	Publix
Summit Point	Atlanta, GA	2004	111,970		89.2%	Publix
Thompson Bridge Commons	Atlanta, GA	2001	92,587		96.2%	Kroger
Wade Green Village	Atlanta, GA	1993	74,978		94.5%	Publix
Woodmont Village	Atlanta, GA	2002	85,639		97.7%	Kroger
Woodstock Crossing	Atlanta, GA	1994	66,122		98.5%	Kroger
East Gate Shopping Center	Augusta, GA	1995	75,716		93.7%	Publix
Fury's Ferry	Augusta, GA	1996	70,458		100.0%	Publix
Parkway Centre	Columbus, GA	1999	53,088		97.7%	Publix
Greensboro Village	Nashville, TN	2005	70,203		100.0%	Publix
Spring Hill Plaza	Nashville, TN	2005	66,693		100.0%	Publix
Parkway Town Centre	Nashville, TN	2005	65,587		100.0%	Publix
The Market at Salem Cove	Nashville, TN	2010	62,356		97.8%	Publix
The Market at Victory Village	Nashville, TN	2007	71,300		100.0%	Publix
The Overlook at Hamilton Place	Chattanooga, TN	1992	213,095		99.5%	The Fresh Market
Shoppes of Parkland	Miami-Ft. Lauderdale, FL	2000	145,720		100.0%	BJ's Wholesale Club
Crossroads Market	Naples, FL	1993	126,895		100.0%	Publix
Neapolitan Way (2)	Naples, FL	1985	137,580		95.7%	Publix
Berry Town Center	Orlando, FL	2003	99,441		86.8%	Publix
Deltona Landings	Orlando, FL	1999	59,966		98.4%	Publix
University Palms	Orlando, FL	1993	99,172		100.0%	Publix
Disston Plaza	Tampa-St. Petersburg, FL	1954	129,150		96.6%	Publix
Barclay Crossing	Tampa, FL	1998	54,958		100.0%	Publix
Polo Grounds Mall	West Palm Beach, FL	1966	130,285		97.3%	Publix
Kingwood Glen	Houston, TX	1998	103,397		97.1%	Kroger
Independence Square	Dallas, TX	1977	140,218		93.6%	Tom Thumb
Midway Market	Dallas, TX	2002	85,599		94.9%	Kroger
Oak Park Village	San Antonio, TX	1970	64,855		100.0%	H.E.B.
Irmo Station	Columbia, SC	1980	99,384		90.8%	Kroger
Rosewood Shopping Center	Columbia, SC	2002	36,887		93.5%	Publix
Anderson Central	Greenville Spartanburg, SC	1999	223,211		95.6%	Walmart
Fairview Market	Greenville Spartanburg, SC	1998	46,303		100.0%	Aldi
Brawley Commons	Charlotte, NC	1997	122,028		94.1%	Publix
West Town Market	Charlotte, NC	2004	67,883		100.0%	Harris Teeter
Heritage Station	Raleigh, NC	2004	72,946		100.0%	Harris Teeter
Maynard Crossing	Raleigh, NC	1996	122,781		88.6%	Harris Teeter
Wakefield Crossing	Raleigh, NC	2001	75,927		98.2%	Food Lion
Southgate Village	Birmingham, AL	1988	75,092		96.8%	Publix
Hollymead Town Center	Charlottesville, VA	2005	158,807		86.5%	Harris Teeter
Free State Shopping Center	Washington, DC	1970	264,152		87.2%	Giant

			4,922,612		95.9%
Redevelopment properties:
Champions Village	Houston, TX	1973	383,346		66.3%	Randalls
Sweetgrass Corner	Charleston, SC	1999	89,124		32.9%	—
Conway Plaza	Orlando, FL	1966	117,705		80.6%	Publix
Hanover Center (3)	Wilmington, NC	1954	305,346		81.7%	Harris Teeter
Gayton Crossing	Richmond, VA	1983	160,816	(4)	74.2%	Kroger
Fairfield Shopping Center (3)	Virginia Beach, VA	1985	231,829		82.2%	Food Lion

			1,288,166		72.8%

Grand total/weighted average			6,210,778		91.1%

FOURTH QUARTER 2021 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 16

(1) Gross leasable area, or GLA, represents the total amount of property square footage that can be leased to tenants.
(2) Investment in an unconsolidated joint venture that is not prorated for our ownership percentage.
(3) Property is owned through a consolidated joint venture.
(4) The GLA figure shown excludes the GLA of the Kroger store, which is owned by others.

    As of December 31, 2021, our grocery-anchored shopping center portfolio was 91.1% leased (95.9% excluding redevelopment properties). We define percent leased as the percentage of gross leasable area that is leased as of the period end date, including non-cancelable lease agreements that have been signed which have not yet commenced. This metric is used by management to gauge the extent to which our grocery-anchored shopping centers are delivering their total potential rental and other revenues.

    Details regarding lease expirations (assuming no exercises of tenant renewal options) within our grocery-anchored shopping center portfolio as of December 31, 2021 were:

	Totals
	Number of leases	Leased GLA	Percent of leased GLA

Month to month	15	33,592	0.6%
2022	163	513,143	9.1%
2023	146	618,886	11.0%
2024	149	1,193,853	21.1%
2025	125	926,384	16.4%
2026	129	559,759	9.9%
2027	65	344,905	6.1%
2028	31	392,268	6.9%
2029	28	183,253	3.2%
2030	18	185,300	3.3%
2031	25	261,785	4.6%
2032 +	29	433,661	7.8%

Total	923	5,646,789	100.0%

    Our grocery-anchored shopping center portfolio contained the following anchor tenants as of December 31, 2021:

Tenant	GLA	Percent of total GLA
Publix	1,179,030	19.0%
Kroger	581,593	9.4%
Harris Teeter	273,273	4.4%
Wal-Mart	183,211	2.9%
BJ's Wholesale Club	108,532	1.7%
Food Lion	76,523	1.2%
Giant	73,149	1.2%
Randall's	61,604	1.0%
H.E.B	54,844	0.9%
Tom Thumb	43,600	0.7%
The Fresh Market	43,321	0.7%
Sprouts	29,855	0.5%
Aldi	23,622	0.4%

Total	2,732,157	44.0%

    Our Annual Report on Form 10-K for the period ended December 31, 2021 will present income statements of New Market Properties, LLC within the Results of Operations section of Management's Discussion and Analysis of Financial Condition and Results of Operations.
FOURTH QUARTER 2021 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 17

    Second-generation capital expenditures within our grocery-anchored shopping center portfolio by property for the fourth quarter 2021 totaled approximately $1.4 million. Second-generation capital expenditures exclude those expenditures made in our grocery-anchored shopping center and office building portfolios (i) to lease space to "first generation" tenants (i.e. leasing capital for existing vacancies and known move-outs at the time of acquisition), (ii) to bring recently acquired properties up to our ownership standards, and (iii) for property redevelopments and repositioning.

Office Building Portfolio

    As of December 31, 2021, our office building portfolio consisted of the following properties:

Property Name	Location	GLA	Percent leased
Three Ravinia	Atlanta, GA	814,000	94%
Westridge at La Cantera	San Antonio, TX	258,000	100%

Total/Average		1,072,000	95%

As of December 31, 2021, our office building portfolio includes the following significant tenants:

	Rentable square footage	Percent of Annual Base Rent	Annual Base Rent (in thousands)
InterContinental Hotels Group	467,000	44.6%	$11,429
USAA	129,000	12.8%	3,276
Vericast	129,000	11.8%	3,027
Hapag Lloyd	127,000	17.4%	4,455
Lease Query	53,000	3.7%	968

Total	905,000	90.3%	$23,155

    We define Annual Base Rent as the current monthly base rent annualized under the respective leases.

    As of December 31, 2021, the leased square footage of our office building portfolio expires according to the following schedule:

		Percent of
Year of lease expiration	Rented square	rented
	feet	square feet
2022	9,000	0.9%
2023	8,000	0.8%
2024	5,000	0.5%
2025	53,000	5.3%
2026	—	—
2027	329,000	32.7%
2028	—	—
2029	—	—
2030	—	—
2031	467,000	46.4%
2032 +	135,000	13.4%

Total	1,006,000	100.0%

    The Company recognized second-generation capital expenditures within its office building portfolio of approximately $636,000 during the fourth quarter 2021.

FOURTH QUARTER 2021 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 18

Definitions of Non-GAAP Measures

    We disclose FFO, Core FFO, AFFO and NOI, each of which meet the definition of a “non-GAAP financial measure”, as set forth in Item 10(e) of Regulation S-K promulgated by the SEC. As a result we are required to include in this filing a statement of why the Company believes that presentation of these measures provides useful information to investors. The non-GAAP measures of FFO, Core FFO, AFFO and NOI should be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, and we believe that to understand our performance further FFO, Core FFO, AFFO and NOI should be compared with our reported net income or net loss and considered in addition to cash flows in accordance with GAAP, as presented in our consolidated financial statements. FFO, Core FFO and AFFO are not considered measures of liquidity and are not alternatives to measures calculated under GAAP.

Funds From Operations Attributable to Common Stockholders and Unitholders (“FFO”)

    FFO is one of the most commonly utilized Non-GAAP measures currently in practice. In its 2002 “White Paper on Funds From Operations,” which was restated in 2018, the National Association of Real Estate Investment Trusts, or NAREIT, standardized the definition of how net income/loss should be adjusted to arrive at FFO, in the interests of uniformity and comparability. We have adopted the NAREIT definition for computing FFO as a meaningful supplemental gauge of our operating results, and as is most often presented by other REIT industry participants.

    The NAREIT definition of FFO (and the one reported by the Company) is:

Net income/loss, excluding:
•depreciation and amortization related to real estate;
•gains and losses from the sale of certain real estate assets;
•gains and losses from change in control; and
•impairment writedowns of certain real estate assets and investments in entities where the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.

    Not all companies necessarily utilize the standardized NAREIT definition of FFO, so caution should be taken in comparing our reported FFO results to those of other companies. Our FFO results are comparable to the FFO results of other companies that follow the NAREIT definition of FFO and report these figures on that basis. FFO is a non-GAAP measure that is reconciled to its most comparable GAAP measure, net income/loss available to common stockholders.

Core Funds From Operations Attributable to Common Stockholders and Unitholders (“Core FFO”)

    We make adjustments to FFO to remove costs incurred and revenues recorded that are singular in nature and outside our normal operations and portray our primary operational results. We calculate Core FFO as:

FFO, plus:
• acquisition and pursuit (dead deal) costs;
• loan cost amortization on acquisition line of credit and loan coordination fees;
• losses on debt extinguishments or refinancing costs;
• Internalization costs;
• expenses incurred on calls of preferred stock;
• deemed dividends for redemptions of and non-cash dividends on preferred stock; and
• expenses related to the COVID-19 global pandemic;

Less:
• earnest money forfeitures by prospective asset purchasers.

Core FFO figures reported by us may not be comparable to Core FFO figures reported by other companies. We utilize Core FFO as a supplemental measure of the operating performance of our portfolio of real estate assets. We believe Core FFO is useful to investors as a supplemental gauge of our operating performance and may be useful in comparing our operating performance with other real estate companies. Since our calculation of Core FFO removes costs incurred and revenues recorded
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that are often singular in nature and outside our normal operations, we believe it improves comparability to investors in assessing our core operating results across periods. Core FFO is a non-GAAP measure that is reconciled to its most comparable GAAP measure, net income/loss available to common stockholders.

Adjusted Funds From Operations Attributable to Common Stockholders and Unitholders (“AFFO”)

    AFFO makes further adjustments to Core FFO results in order to arrive at a more refined measure of operating and financial performance. There is no industry standard definition of AFFO and practice is divergent across the industry. We calculate AFFO as:

Core FFO, plus:
• non-cash equity compensation to directors and executives;
• non-cash (income) expense for current expected credit losses;
• amortization of loan closing costs;
• depreciation and amortization of non-real estate assets;
• net loan origination fees received;
• deferred interest income received;
• amortization of lease inducements;
• cash received in excess of (exceeded by) amortization of purchase option termination revenues;
• non-cash dividends on Series M1 Preferred Stock and mShares; and
• earnest money forfeiture from prospective asset purchaser;

Less:
• non-cash loan interest income;
• cash paid for loan closing costs;
• amortization of straight-line rent adjustments and acquired real estate intangible assets and/or liabilities;
• amortization of deferred revenues; and
• normally-recurring capital expenditures and capitalized second generation leasing costs.

    AFFO figures reported by us may not be comparable to those AFFO figures reported by other companies. We utilize AFFO as another measure of the operating performance of our portfolio of real estate assets. We believe AFFO is useful to investors as a supplemental gauge of our operating performance and may be useful in comparing our operating performance with other real estate companies. Since our calculation of AFFO removes other significant non-cash charges and revenues and other costs which are not representative of our ongoing business operations, we believe it improves comparability to investors in assessing our core operating results across periods. AFFO is a non-GAAP measure that is reconciled to its most comparable GAAP measure, net income/loss available to common stockholders. FFO, Core FFO and AFFO are not considered measures of liquidity and are not alternatives to measures calculated under GAAP.

Same-Store Net Operating Income (“NOI”)

    We use same-store NOI as an operational metric for our same-store multifamily communities, enabling comparisons of those properties’ operating results between the current reporting period and the prior year comparative period. We define our population of same-store multifamily communities as those that are stabilized and that have been owned for at least 15 full months as of the end of the first quarter of each year, and exclude the operating results of properties for which construction of adjacent phases has commenced, and properties which are undergoing significant capital projects, have sustained significant casualty losses, or are being marketed for sale as of the end of the reporting period. We define NOI as rental and other property revenues, less total property and maintenance expenses, property management fees, real estate taxes, general and administrative expenses, and property insurance. We believe that NOI is an important supplemental measure of operating performance for REITs because it provides measures of core operations, rather than factoring in depreciation and amortization, financing costs, acquisition costs, and other corporate expenses. NOI is a widely utilized measure of comparative operating performance in the REIT industry, but is not a substitute for the most comparable GAAP-compliant measure, net income/loss.

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About Preferred Apartment Communities, Inc.

    Preferred Apartment Communities, Inc. (NYSE: APTS) is a real estate investment trust engaged primarily in the ownership and operation of Class A multifamily properties, with select investments in grocery-anchored shopping centers. Preferred Apartment Communities’ investment objective is to generate attractive, stable returns for stockholders by investing in income-producing properties and acquiring or originating real estate loans. As of December 31, 2021, the Company owned or was invested in 109 properties in 13 states, predominantly in the Southeast region of the United States.

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